EXHIBIT 99.1

              OBAN MINING, INC. AND IKONA GEAR INTERNATIONAL, INC.
    EXECUTE LETTER OF INTENT TO ENTER INTO VOLUNTARY SHARE EXCHANGE AGREEMENT

VANCOUVER,  BRITISH  COLUMBIA JULY 30, 2003 - Oban Mining, Inc. ("Oban") (OTCBB:
OBAN) announced today that it has executed a letter of intent to enter into a Definitive Voluntary Share Exchange Agreement to effect a business combination with Ikona Gear International, Inc. ("Ikona"). Consummation of the transaction is subject to necessary corporate approvals, satisfactory completion of due diligence and other conditions customary in transactions of this nature.

If the proposed business combination is completed, Ikona shareholders will acquire a controlling interest in Oban and the Oban board of directors will be reconstituted. The parties hope to complete the transaction by September 30, 2003.

Ikona is commercializing and further developing its patented gear technology (the "Ikona Gearing System"). The Ikona Gearing System utilizes a unique, newly designed tooth shape which enables gears to be stronger, smaller, lighter, more energy efficient (and thus cost effective) and conjugate (i.e. run at a constant speed), while allowing a higher single stage reduction ratio and less backlash compared to any other gears currently available.

Mr. Richard Achron, President of Oban, said, "This transaction will change the focus of Oban into a company dedicated primarily to developing Ikona's technology and related business prospectsWe are excited about the opportunities this transaction presents for Oban and we look forward to working on completion of the definitive agreement and finalizing our proposed stock exchange."

Mr. Laith Nosh, President of Ikona, said, "We are extremely pleased that OBAN and IKONA have entered in to the letter of intent. With a successful business combination between the two companies I expect the awareness of IKONA and its proprietary technology will be greatly enhanced throughout North American and in the areas of Europe where we are already dealing, as well as in other parts of the world where we plan to establish working relationships while commercializing of IKONA Gear System."

On behalf of the Board of Directors

"RICHARD ACHRON"

This press release may contain certain forward-looking information and statements of Oban and/or Ikona concerning operations, performance and financial condition, including, in particular, the likelihood of success in developing and expanding a business, the likelihood of the completion of the share exchange with Ikona, the success of Ikona successfully developing and commercializing its IKONA Gear System and Ikona developing its business. These statements are based upon a number of uncertainties and contingencies, many of which are beyond the control of Oban or Ikona. Actual results may differ materially from those expressed or implied by such forward-looking statements. This document is not intended to be and is not an advertisement for any securities of Oban.


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Corporate Information:
----------------------
Oban Mining Inc.
(604) 275-8994

Ikona Gear International Inc.
Mr. Dal Brynelsen
VP Business Development & Corporate Finance
(604) 685-5510
Website:  www.ikonagear.com


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